Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

August 1, 2012

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special New York counsel to Station Casinos LLC (the “Company”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-1 with the Securities and Exchange Commission (the “Market Maker Prospectus”), for the purpose of providing “market-making” services for the Company’s outstanding $625,000,000 in aggregate principal amount of Senior Notes due 2018 (the “Notes”) and the related guarantees of the Notes (the “Guarantees”) by the guarantors named therein (the “Guarantors”), issued pursuant to the (i) the Indenture, dated as of January 3, 2012 and supplemented as of February 22, 2012 (the “Indenture”), among the Company, the guarantors named therein and Wells Fargo, National Association, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and public officials, statements contained in the Market Maker Prospectus and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

2. The Guarantees constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of each of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

We express no opinion as to (i) the applicability to the obligations of any Guarantor under the applicable Guarantee of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

To the extent that the obligations of the Company and the Guarantors under the Notes, the Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) each of the Indenture and the Guarantees has been duly authorized, executed and delivered by each of the parties thereto (other than the Company); (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Notes and the Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Notes or the Guarantees and that the issuance and delivery of the Notes and the Guarantees, all of the terms of the Notes and the Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or any of the Guarantors.

The foregoing opinions are limited to matters involving the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction including, without limitation, the laws of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Market Maker Prospectus and to the reference to us under the heading “Legal Matters” in the Market Maker Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This letter is furnished to you in connection with the filing of the Market Maker Prospectus, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

DRC/KJB